Exhibit 8.1

4801 Main Street, Suite 1000
Kansas City, MO  64112
Direct: 816.983.8000
Fax: 816.983.8080
www.huschblackwell.com

August 18, 2017

Algonquin Power & Utilities Corp.
354 Davis Road
Suite 100
Oakville, Ontario, Canada L6J 2X1

Re:	Algonquin Power & Utilities Corp. - Amended and Restated Shareholder Dividend Reinvestment Plan

Ladies and Gentlemen:

We have acted as United States tax counsel for Algonquin Power & Utilities Corp., a corporation incorporated under the laws of the Province of Ontario (the “Company”), in connection with the filing of a registration statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, in respect of 5,003,581 common shares (the “Common Shares”) issuable pursuant to the Company’s Amended and Restated Shareholder Dividend Reinvestment Plan (the “Plan”).  This opinion is being furnished to you as a supporting document for such Registration Statement.

We have reviewed the Plan and the Registration Statement and made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we have considered necessary or relevant for the purposes of the opinions hereinafter expressed.  In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the Plan, the Registration Statement or other relevant documents are true and correct, and all of the obligations imposed by any of the documents on the parties thereto have been and will be performed or satisfied in accordance with their terms.  We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

The opinion expressed below is based on the U.S. Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions, existing and proposed Treasury regulations, the Canada-U.S. Treaty and interpretations of the foregoing, all as in effect on the date hereof.  The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively.  Any such change could affect the continuing validity of the opinion set forth below.  We assume no responsibility to advise you of any subsequent changes in existing law or facts, nor do we assume any responsibility to update this opinion with respect to any matters expressly set forth herein, and no opinions are to be implied or may be inferred beyond the matters expressly so stated.

Based on the foregoing, we are of the opinion that the statements of law and legal conclusions set forth under the caption “U.S. Federal Income Tax Considerations” in the Registration Statement is correct in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, or any amendment pursuant to Rule 462 under the Act, and to the reference to us under the heading “Legal Matters” in the Prospectus included in the Registration Statement, or any amendment pursuant to Rule 462 under the Act.  In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by the Act.

Respectfully,

Husch Blackwell LLP